Exhibit 99.n.(1)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Financial Statements” in each of the Prospectuses and “Experts” in the Statement of Additional Information and to the use of our reports: (1) dated April 9, 2012, with respect to the statutory-basis financial statements of COUNTRY Investors Life Assurance Company, and (2) dated April 27, 2012, with respect to the financial statements of the subaccounts of COUNTRY Investors Variable Life Account, included in Post-Effective Amendment No. 16 to the Registration Statement (Form N-6 No. 333-106757) under the Securities Act of 1933 and Amendment No. 18 to the Registration Statement (Form N-6 No. 811-21394), and related Prospectuses of COUNTRY Investors Variable Life Account (both Flexible Premium Variable Life Insurance Policies).

/s/ Ernst & Young LLP

Chicago, Illinois

April 27, 2012